SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to Rule 14a-12

MERCANTILE BANKSHARES CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Filed by Mercantile Bankshares Corporation
pursuant to Rule 14a-12 of
the Securities and Exchange Act

The following was made available by Mercantile Bankshares Corporation on October 17, 2006.

Based on PNC’s closing NYSE stock price of $73.60 on October 6, 2006, the transaction values each share of Mercantile’s common stock at $47.24. The aggregate consideration is composed of a fixed number of approximately 52.5 million shares of PNC common stock and $2.13 billion in cash. Mercantile shareholders will be entitled to 0.4184 shares of PNC common stock and $16.45 in cash for each share of Mercantile.   Because the amount of cash and the number of shares to be exchanged are fixed at $16.45/share and .4184, respectively, the actual value received on the date of legal exchange may be higher or lower than the $47.24 per share because of movement in PNC's stock price. A proxy statement/prospectus concerning the merger will be filed with the SEC and mailed to shareholders. INVESTORS SHOULD READ THIS DOCUMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION CONCERNING THE MERGER.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This script contains forward-looking statements regarding our outlook or expectations with respect to the planned acquisition of Mercantile by PNC, the expected costs to be incurred in connection with the acquisition, Mercantile’s future performance and consequences of its integration into PNC, and the impact of the transaction on PNC’s future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

The forward-looking statements in this script speak only as of the date of the  script, and each of PNC and Mercantile assumes no duty, and does not undertake, to update them. Actual results or future events could differ, possibly materially, from those that we anticipated in these forward-looking statements.

These forward-looking statements are subject to the principal risks and uncertainties applicable to the respective businesses of PNC and Mercantile generally that are disclosed in the 2005 Form 10-K and in current year Form 10-Qs and 8-Ks of PNC and Mercantile (accessible on the SEC’s website at www.sec.gov and on PNC’s website at www.pnc.com and on Mercantile’s website at www.mercantile.com, respectively). In addition, forward-looking statements in this script are subject to the following risks and uncertainties related both to the acquisition transaction itself and to the integration of the acquired business into PNC after closing:

  Completion of the transaction is dependent on, among other things, receipt of regulatory and shareholder approvals, the timing of which cannot be predicted with precision at this point and which may not be received at all. The impact of the completion of the transaction on PNC’s financial statements will be affected by the timing of the transaction.

  The transaction may be substantially more expensive to complete (including the integration of Mercantile’s businesses) and the anticipated benefits, including anticipated cost savings and strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events.

  The integration of Mercantile’s business and operations into PNC, which will include conversion of Mercantile’s different systems and procedures, may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to Mercantile’s or PNC’s existing businesses.

  The anticipated benefits to PNC are dependent in part on Mercantile’s business performance in the future, and there can be no assurance as to actual future results, which could be impacted by various factors, including the risks and uncertainties generally related to PNC’s and Mercantile’s performance or due to factors related to the acquisition of Mercantile and the process of integrating it into PNC.

ADDITIONAL INFORMATION ABOUT THIS TRANSACTION

The PNC Financial Services Group, Inc. and Mercantile Bankshares Corporation will be filing a proxy statement/prospectus and other relevant documents concerning the merger with the United States Securities and Exchange Commission (the “SEC”). WE URGE INVESTORS TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT/PROSPECTUS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain these documents free of charge at the SEC’s web site (www.sec.gov). In addition, documents filed with the SEC by The PNC Financial Services Group, Inc. will be available free of charge from Shareholder Relations at (800) 843-2206. Documents filed with the SEC by Mercantile Bankshares will be available free of charge from Mercantile Bankshares Corporation, 2 Hopkins Plaza P.O. Box 1477, Baltimore, Maryland 21203, Attention: Investor Relations.

The directors, executive officers, and certain other members of management and employees of Mercantile Bankshares are participants in the solicitation of proxies in favor of the merger from the shareholders of Mercantile Bankshares. Information about the directors and executive officers of Mercantile Bankshares is set forth in the proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on March 29, 2006. Additional information regarding the interests of such participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

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